Exhibit 16.1

April 4, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for SMG Indium Resources Ltd. and, under the date of March 28, 2016, we reported on the financial statements of SMG Indium Resources Ltd. as of and for the years ended December 31, 2015 and 2014. On March 30, 2016, we were dismissed. We have read SMG Indium Resources Ltd.’s statements included under Item 4.01 of its Form 8-K dated April 4, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements under “Appointment of Cohn Reznick LLP as Independent Registered Public Accounting Firm”.

Very truly yours,

/s/ KPMG LLP